CROWN                    Crown Communications Corporation
                         650 Massachusetts Avenue, NW Suite 200     202-408-1500
                         Washington, DC 20001                   Fax 202-408-8891








Via Facsimile



January 5, 1998

Mr. M. Gallogly
The Nostalgia Network, Inc.
650 Massachusetts Avenue, NW
Washington, DC 20001

Dear Mr. Gallogly:

Pursuant to our conversation today, Crown agrees to extend the February 1, 1998 maturity date on the outstanding Promissory Notes it holds from Nostalgia, until March 31, 1998.

Very truly yours,

/s/ Nicholas Chiaia

Nicholas Chiaia


cc:       W. Lash R. Wussler